Exhibit 10.1

This deed is made on 9 September 2024

Andrew Oddie

c/o FUNKO UK, Ltd

21 Holborn Viaduct

London

United Kingdom

EC1A 2DY

Dear Andy

1.	INTRODUCTION

1.1

The terms of this deed (the “Letter”) are subject to, and in consideration of, your continued employment with FUNKO UK, Ltd (the “Employer”) under your contract of employment dated 12 May 2022, as amended from time to time (the “Employment Agreement”).

1.2

By executing this Letter, you hereby agree to the amendments to your Employment Agreement and your terms and conditions of employment as set out in this Letter. If the Relocation does not commence in accordance with the terms of this Letter, the terms of this Letter will have no effect and will not bind the parties.

1.3	Unless otherwise defined herein, all capitalised terms in this Letter are as defined in the Employment Agreement.

1.4	Nothing in this Letter will prevent you or the Employer terminating your Appointment at any time in accordance your Employment Agreement.

2.	RELOCATION TERMS

2.1

As soon as possible following the date of this Letter, you shall relocate your primary residence from London or the wider South East of England to the Greater Los Angeles area to work for the Employer (the “Relocation”). The terms of the Relocation shall be governed by the terms of your Employment Contract, as amended by this Letter.

2.2

The date of commencement of the Relocation in accordance with the terms of this Letter shall be hereinafter referred to as the “Relocation Commencement Date” and the time period of the Relocation shall be referred to as the “Relocation Period”.

2.3

You and the Employer shall each use reasonable endeavours and otherwise undertake all reasonable and prudent steps in order to seek to ensure that the Relocation can commence as soon as possible following the date of this Letter. This shall include, but may not be limited to, any actions required in order to seek to secure immigration clearance from the relevant United States authorities to enable the Relocation to take place as envisaged in this Letter.

2.4

Save as otherwise agreed between you and the Company, the Relocation Period will operate on and from the Relocation Commencement Date until the later of: (i) 31 January 2026; and (ii) the first date on which the Milestones (as defined below) have, on an aggregate basis in the Employer’s sole assessment (acting reasonably), been achieved.

2.5	During the Relocation Period, unless otherwise agreed between you and the Employer from time to time:

(a)

you shall be entitled during the initial period ending 31 January 2026 to be reimbursed by the Employer for the cost of six round trip flights between Los Angeles and London (based on a business class ticket) and on three of such trips you shall also be entitled to be accompanied by one family member; provided that in the event that the Relocation Period continues beyond 31 January 2026 you shall be reimbursed by the Employer during the remainder of the Relocation Period for the cost of up to four round trip flights between Los Angeles and London per annum (based on a business class ticket) and on two of such trips you shall also be entitled to be accompanied by one family member;

(b)

you shall, save as otherwise agreed between the parties, spend (i) at least 75% of your working time in the U.S., which shall include relocating to the Greater Los Angeles area and shall also include visiting the Employer’s U.S. headquarters in the Greater Seattle area and visits to other U.S destinations as necessary to fulfil your responsibilities and accomplish your goals, and (ii) up to 25% of your working time in your current work location in the UK;

(c)

you will retain and carry out your existing work-related duties in accordance with your Employment Agreement (including, where reasonable notwithstanding the Relocation, your relevant EMEA Managing Director responsibilities), together with you carrying out or completing:

(i)	the additional duties and responsibilities set out in the Schedule to this Letter;

(ii)

certain key milestones relating to the Employer’s or any relevant Group Company’s business which are agreed in writing between you and the Employer as specific milestones for the purposes of the Relocation (the “Milestones”); and

(iii)	any other duties or responsibilities agreed between you and the Employer from time to time.

(d)

you will continue to receive your contractual salary and benefits in accordance with your Employment Agreement, subject to: (i) any additional tax deductions which are required by virtue of your relocation to the United States; and (ii) any UK benefit, bonus or incentive arrangements being able to continue to operate in accordance with their terms as a result of your relocation to the United States; and

(e)

in addition to receipt of your contractual salary and benefits as envisaged in this Letter, you shall be entitled to receive a net monthly cash stipend from the Employer of $13,850 (the “Relocation Stipend”) and the Employer will be responsible for all applicable taxes and withholdings arising from the payment of the Relocation Stipend; and

(f)

in addition to the Relocation Stipend, the Employer shall reimburse you for any relocation expenses incurred from time to time which have, in Employer’s good faith opinion, been reasonably incurred by you from time to time in connection with the Relocation, where such expenses relate to: (i) tax analysis and preparation, (ii) visa or related immigration expenses, (iii) transportation expenses (i.e, car lease and/or bike); (iv) initial home furnishing costs, together with (v) reasonable and properly documented legal fees related thereto.

2.6

Immediately on the Relocation Period coming to an end, your entitlement to the Relocation Stipend shall cease (save for any Relocation Stipend payments or portions thereof which have accrued but remain outstanding as at the end of the Relocation Period).

2.7	During the Relocation Period, you hereby agree to:

(a)	any tax deductions required pursuant to Clause 2.5(d)(i) above; and

(b)	any amendment or withdrawal of any relevant UK benefit, bonus or incentive arrangement(s) as a result of your relocation to the United States, if required by the terms of Clause 2.5(d)(ii) above.

2.8

In the event your Appointment is terminated by the Employer without Cause or by you for Good Reason during the Relocation Period then, in addition to any payments or benefits that are due to you under the Employment Agreement and any other agreements made pursuant to the Employment Agreement, 115,942 (being fifty percent (50%)) of the unvested outstanding “retention” restricted stock units granted to you by Funko, Inc. on May 12, 2022 shall accelerate and vest as of the date of such termination, subject to your execution and delivery to the Employer of a Release.

2.9

Subject to Clause 2.8, notwithstanding any other provision of this Letter, if your Appointment is terminated for any reason at any time prior to the end of the Relocation Period, any further payments or entitlements under this Letter would immediately cease (save for any relevant payments or portions thereof which have accrued but remain outstanding as of the date of Termination).

3.	FURTHER ASSURANCES

To the extent that any issues or obstacles (whether or not foreseeable as at the date of this Letter) arise at any time after the date of this Letter which could prevent or materially hinder the commencement, operation or cessation of the Relocation (including, but not necessarily limited to, employee benefit provision or employment related taxation issues), the parties hereby agree to work together and cooperate in good faith in order to seek to resolve any such issues or obstacles as expeditiously as possible on a mutually acceptable basis.

4.	GENERAL

4.1

If these changes are acceptable to you, please sign, date and return one copy of the Letter, appropriately witnessed. All other terms of your Employment Agreement and your terms and conditions of employment shall remain unchanged and will continue in full force and effect.

4.2

This Letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original but all counterparts together shall constitute one and the same instrument.

4.3

Neither the Employer nor any other Group Company has made, or is making, any warranties or representations to you with respect to the income tax or any other consequences of the Relocation Stipend and/or the other payments or benefits provided for hereunder and you are in no manner relying on the Employer, any other Group Company or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax adviser with respect to any tax consequences associated with this Letter and any payments or benefits provided hereunder. You hereby represent and warrant that you were individually and independently represented in the negotiation of each provision of this Letter.

4.4	This Letter is governed by and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Letter has been executed and delivered as a deed on the first date written above.

EXECUTED, but not delivered until the date specified on page 1, as a deed By FUNKO UK, Ltd	/s/ Tracy Daw

Director

Acting by

Witness’s Signature:	/s/ Kalai Wineland

Full Name:	Kalai Wineland

Address:	6588 112th Ave SE

Bellevue, WA 98006

EXECUTED, but not delivered until the date specified on page 1, as a deed By FUNKO, Inc. (solely with respect to Clause 2.8 of this Letter)	/s/ Tracy Daw

Chief Legal Officer

Acting by

Witness’s Signature:	/s/ Kalai Wineland

Full Name:	Kalai Wineland

Address:	6588 112th Ave SE

Bellevue, WA 98006

EXECUTED, but not delivered until the date specified on page 1, as a deed By Andrew Oddie in the presence of:	/s/ Andrew Oddie

Witness’s

Signature:	/s/ Simon James Vexsey

Full Name:	Simon James Vexsey

Address:	Langlea House

Harbour Way, Bosham

W. Sussex, PO1888QH

SCHEDULE

Additional duties and responsibilities during the Relocation Period

•	Provide leadership to the Global Sales and Sales Operations (Customer Service), Trade Marketing, Licensing and Business Development teams, and the EMEA business unit (as the EMEA Managing Director).

•	Oversee development and execution of global sales strategies to meet revenue targets, establishing and managing key performance indicators (KPI’s) for global sales teams.

•	Identify and pursue new business development opportunities and markets, that align with licensing partnerships and responsibilities.

•

Guide creation and implementation of trade marketing strategies to enhance brand awareness and market penetration, ensuring alignment of trade marketing campaigns with overarching business goals and objectives.

•	Drive global licensing teams to further develop existing licensing portfolios, and to explore and secure new inbound and outbound licensing opportunities.